Exhibit 10(ff)

February 22, 2005

Mr. Steven P. Birdwell
Sea Pines Company, Inc.
P.O. Box 7000
Hilton Head Island, SC 29938

RE:	Promissory Note from Sea Pines Associates, Inc. (“Borrower”) to Wachovia Bank, National Association (“Wachovia ”) in the original principal amount of $4,000,000.00 dated July 31, 2003, including any amendments (the "Note”).

Obligor # 7930620485 Obligation # 1514793

Dear Steve:

Wachovia has agreed to extend the term of the Note, which will mature or has matured on November 15, 2005. Accordingly, this letter shall constitute Wachovia’s agreement and formal notice to you as follows:

Extension. Wachovia herby extends, on the same terms and conditions as presently in effect, the maturity of the Note to February 15, 2006, at which time the outstanding principal balance, accrued interest and all other amounts due under the Note shall become due and payable. All periodic payments required under the Note shall be made during this extension period.

No Other Changes. Extension on the maturity date as stated herein is the only change to the Note. Except as extended by this letter, the Note and all other Loan Documents (as defined in the Note) shall continue in full force and effect. Should you have any questions, do not hesitate to call.

Very truly yours,

Wachovia Bank, National Association

By:/s/ Phillip H. Rhiner
      Phillip H. Rhiner, Assistant Vice President